Exhibit 10.11

March 19, 2003

PERSONAL AND CONFIDENTIAL

Ron Wilderink

[address]

Re:	Employment with GCT Semiconductor, Inc.

Dear Mr. Wilderink:

I am pleased to offer you an employment position with GCT Semiconductor, Inc. (the “Company” or “GCT”) pursuant to the following terms and conditions:

1. Employment Duties. Your employment with GCT shall be in the position of Vice President of Finance and Administration & Chief Financial Officer. As a Vice President of Finance and Administration & CFO, you will be required to work as an integral part of the senior management team in developing our financial and administrative functions. Your responsibilities may include the following. In coordination with other departments, you will be required to develop and implement product cost reduction and overhead cost reduction systems, with forecasting, monitoring and analysis tools suitable for a fabless semiconductor operation. This position requires that you develop a close working relationship with the President and Chief Executive Officer of the Company and that you present thorough and accurate financial and operating information to the Board of Directors of the Company. In addition, you will be required to implement reliable accounting practices for the Company in preparation for an initial public offering. As such, you will be responsible for, among other things, structuring internal controls and procedures, managing cash flow projections, managing investment policies and the relationships with financial institutions and insuring US GAAP and tax law compliance for the Company and its subsidiaries in Korea. In addition to these core finance duties, you will be responsible for overseeing the general operational affairs of the Company and any other tasks that may be assigned to you from time to time by the management of the Company. You will report to Kyeongho Lee, the President and Chief Executive Officer of the Company. As an employee on a full-time basis, you are expected to devote your full time, ability, attention, energy and skills solely and exclusively in performing all of your duties for the Company.

2. Start Date. If you accept this offer, your employment with the Company shall begin on April 14, 2003.

3. Salary. In consideration for your services to the Company, you shall receive a base salary of One Hundred Eighty Five Thousand Dollars ($185,000.00) per annum to be paid in equal installments two times per month from which the Company shall withhold and deduct all federal and state income, social security, disability, and other taxes as required by applicable laws. In addition to the base salary, a cash bonus of Thirty Thousand Dollars ($30,000) will be paid at the end of fiscal year 2004. Furthermore, you will be eligible to receive another Thirty Thousand Dollars ($30,000) provided the Company crosses Thirty Five Million Dollars ($35,000,000) mark for revenues in the fiscal year of 2004.

4. Stock Options. In further consideration for your services, but subject to the approval of the Board of Directors of the Company; you will be granted options to purchase Six Hundred Fifty Thousand (650,000) shares of the Company’s common stock pursuant to the terms and conditions of the Company’s 1999 or 2002 Stock Plan. A stock option agreement will be entered into between you and the Company, accordingly, within a reasonable time period after the commencement of your employment. The option exercise price will be equivalent to the fair market value of the shares at the date grant as determined by the Board of Directors of the Company. The options will vest over 4 years from the date of grant. In addition to the cash bonus discussed in the Section 3, an additional One Hundred Fifty Thousand (150,000) shares of stock options will be granted to you provided the Company maintains cash positive status and reaches net income of Five Million Dollars (5,000,000) during the fiscal year of 2004 subject to the approval of the Board of Directors. Pending the board approval, the half of One Hundred Fifty Thousand (150,000) shares will be fully vested upon the grant and the remaining is to be vested over 2 years. This will be also subject to the approval of the Board of Directors of the Company.

5. Additional Benefits. The Company will provide you with any benefits that the Company may, from time to time in its sole discretion, provide to all of its employees. These benefits will be explained to you in more detail upon the commencement of your employment with the Company. Such benefits will include 401(k) Plan, health insurances (medical, dental, and vision), paid vacation, and sick leave time. For your information, the Company maintains a group hospitalization and medical insurance program. You would be eligible for coverage under these programs on the first day of the month following your date of hire. The Company pays the entire premium for the coverage of the employee. If the employee chooses to have other members of the family covered at these beneficial company group rates, the Company can arrange for this. For convenience, the employee’s share of the cost of this insurance will be deducted from your pay and paid along with the Company’s contribution to the insurance company. As health care costs continue to rise, the Company will attempt to provide the best possible health coverage to its employees at an affordable cost. At a time when it is no longer possible to provide group health insurance without both the Company and yourself sharing more equally in paying the premium, the Company will notify you of any change being considered. You will also be entitled to reimbursement by the Company for customary, ordinary and necessary business expenses incurred by you in the performance of your duties and activities associated with promoting and maintaining the business of the Company, but only if such expenses are approved in writing in advance by the Company and receipts for such reimbursement are received by the Company.

6. Severance. If in connection with or immediately following a Change in Ownership or Change in Management (as defined below) of the Company, the Company terminates your employment without cause (a termination for cause shall be any termination as determined by the Board of Directors of the Company as a result of a (i) conviction of, or a plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof, (ii) committing an act of fraud against, or the misappropriation of property belonging to the Company; or (iii) a material breach of any confidentiality or proprietary information agreement between yourself and the Company), you shall be entitled to the following severance package: (0 payment equal to One (1) Year of base salary and (ii) an acceleration of the vesting of the unvested shares under any Company stock option then held by you such that 50% of the remaining unvested shares granted under such options shall become vested. “Change in Ownership” shall mean any transaction or series of transactions, including but not limited to merger(s), consolidation(s), and/or other stock transfer(s) or issuance(s), resulting in the transfer of more than fifty percent (50%) of the Company’s voting stock to one or more person(s), corporation(s), partnership(s), limited liability company(ies) and/or other entity(ies) acting alone or in concert. “Change in Management” shall mean the engagement of a new Chief Executive Officer. If the Company terminates your employment due to any other causes than mentioned above, you shall be entitled to the following severance package: (i) payment equal to Six (6) Month of base salary and (ii) an acceleration of the vesting of the unvested shares under any Company stock option then held by you such that 25% of the remaining unvested shares granted under such options shall become vested.

7. Proprietary Rights and Confidentiality Agreement. As a condition of your employment with the Company, you are required to execute and deliver to the Company the Company’s standard form of Proprietary Rights and Confidentiality Agreement, which will be incorporated into and made a part of this offer letter by this reference. The Proprietary Rights and Confidentiality Agreement will be provided to you prior to or at the commencement of your employment with the Company.

8. At Will Employment. Your employment with the Company is entirely voluntary for both parties and either you or the Company may conclude the employment relationship at any time with or without cause. This “at will” employment relationship can only be modified in writing by an authorized officer of the Company.

If you wish to accept this offer of employment with the Company, please sign in the space provided below and deliver a copy of this letter with your original signature to the Company by no later than March 26, 2003. By doing so, you acknowledge that you have received no inducement or representations other than those set forth in this letter which caused you to accept this offer of employment.

Very truly yours,

GCT Semiconductor, Inc.

By:	/s/ Kyeongho Lee
President and CEO

OFFER AGREED TO AND ACCEPTED

I hereby accept this offer of regular, full-time employment with GCT Semiconductor, Inc. (the “Company”) in the position of VP of Finance & Administration & Chief Financial Officer, subject to all of the terms and conditions set forth in this offer letter. I understand that my employment with the Company may be voluntarily terminated by me or the Company at any time, is voluntarily entered into, and is for no specified term. Correspondingly, I acknowledge that the foregoing offer letter does not in any way limit the right of the Company to terminate my “at will” employment at any time, for any reason or for no reason, with or without cause.

I acknowledge and agree that this offer letter sets forth all of the terms and conditions of my employment with the Company, and it supersedes any prior representations or agreements related thereto, whether written or oral.

Ron Wilderink

By:	/s/ Ron Wilderink
Signature

Date: 3/24/2003